Exhibit 99.1

Spectral AI Awarded $31.7 Million of BARDA Funding to

Accelerate Development of the DeepView® System

DALLAS, TX – March 18, 2026 - Spectral AI, Inc. (Nasdaq: MDAI) (“Spectral AI” or the “Company”), an artificial intelligence (AI) company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, today announced that it has received $31.7 million in funding from the Biomedical Advanced Research and Development Authority (“BARDA”) to accelerate and support additional feature aspects for the Company’s DeepView® System, its AI-driven burn wound imaging technology. As part of the ongoing partnership, Spectral AI has committed to provide an additional $9.7 million to the total overall development costs associated with these feature advancements.

This immediate, non-dilutive funding is being advanced in addition to the $54.9 million of funding committed to date as part of the Company’s current contract with BARDA (the “BARDA Contract”) valued up to $150.0 million, as the Company awaits a determination on market authorization from the U.S. Food and Drug Administration (FDA) for the DeepView System.

“We are pleased to continue our long-standing partnership with BARDA and are grateful for its ongoing support of the DeepView System, a diagnostic tool that empowers physicians to make quick, data-driven decisions that can improve patient outcomes,” said Vincent Capone, Chief Executive Officer of the Company. “Burn wound assessment is crucial in determining next-step treatment for patients, which currently largely relies on the clinical judgement of physicians. This unmet clinical need is dramatically magnified in the event of mass casualty burn incidents, or BMCIs, where the ability to triage burn patients rapidly and properly would be crucial in allocating valuable resources and managing the surgical burden. The DeepView System technology represents a new paradigm in the assessment of burn wounds and can provide meaningful clinical guidance to physicians in their diagnosis and treatment recommendations.”

About the DeepView System

The DeepView System is being developed for use in emergency departments, trauma centers and burn centers, for both routine burn care and as a medical countermeasure for use in BMCI. BARDA is part of the Administration for Strategic Preparedness and Response (ASPR) within the U.S. Department of Health and Human Services. This modification to the BARDA Contract supports the continued development and FDA clearance of the DeepView System for commercial marketing and distribution purposes, a major milestone that enables the technology to assist the U.S. government’s BMCI preparedness efforts, and accelerates a number of other development initiatives in Phase II of the existing contract including further development of total body surface area mapping and analysis.

About BARDA and its Support of the DeepView System

This work supports BARDA’s mission to identify medical countermeasures which help counter the effects of a BMCI and address the current limitations within the United States’ burn care infrastructure. According to the American Burn Association, 1.1 million Americans suffer from burn injuries each year, with 500,000 presenting to emergency departments, and 40,000 requiring hospitalization. In contrast to this demand, only two percent of U.S. hospitals have burn centers, and there are only about 250 burn surgeons in the United States.

This project is being supported in whole or in part with federal funds from the Department of Health and Human Services (DHHS); Administration for Strategic Preparedness and Response; and BARDA, under contract number 75A50123C00049. The findings and conclusions have not been formally disseminated by the DHHS and should not be construed to represent any agency determination or policy.

About Spectral AI

Spectral AI, Inc. is a Dallas-based predictive AI company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, with initial applications involving patients with burns. The Company is working to revolutionize the management of wound care by “Seeing the Unknown®” with its DeepView System. The DeepView System is being developed as a predictive diagnostic device to offer clinicians an objective and immediate assessment of a burn wound’s healing potential prior to treatment or other medical intervention. With algorithm-driven results and a goal of exceeding the current standard of care in the future, the DeepView System is expected to provide fast and accurate treatment insight towards value care by improving patient outcomes and reducing healthcare costs. Spectral AI has been named to TIME’s list of World’s Top HealthTech companies 2025. For more information about the DeepView System, visit www.spectral-ai.com.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy, plans, objectives, initiatives and financial outlook. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements.

Investors should carefully consider the foregoing factors, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s filings with the US Securities and Exchange Commission, including the Company’s Registration Statement and the other documents filed by the Company. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Investors:

The Equity Group
Devin Sullivan	Conor Rodriguez
Managing Director	Associate
dsullivan@theequitygroup.com	crodriguez@theequitygroup.com